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                                                                    Exhibit 99.1

                                                        [GLOBECOMM SYSTEMS LOGO]

FOR IMMEDIATE RELEASE

                 GLOBECOMM SYSTEMS INC. ANNOUNCES FOURTH QUARTER
                             AND FISCAL 2003 RESULTS

HAUPPAUGE, N.Y., SEPTEMBER 15, 2003 /BUSINESSWIRE/-- Globecomm Systems Inc. (Nasdaq: GCOM), a global provider of end-to-end satellite-based communications solutions, today announced financial results for fiscal 2003 fourth quarter and full year ended June 30, 2003.

FOURTH QUARTER RESULTS

Revenues for the Company's fourth quarter ended June 30, 2003 decreased 27.7% to $14.0 million, compared to $19.4 million in the same quarter last year. Some of the factors impacting the decrease in revenues include the impact of significant milestone revenues that our European subsidiary achieved in the fourth quarter of fiscal 2002 as compared to the fourth quarter of fiscal 2003, the previously announced agreements relating to the termination of services from a major customer in the Middle East and the assignment of certain customers pursuant to the modification of the Company's satellite bandwidth obligations.

The Company's net loss decreased by 27.6% to $5.5 million, or $0.44 per diluted share, in the fourth quarter of fiscal 2003. The net loss in the fourth quarter of fiscal 2003 includes charges relating to the Company's contracts with a major customer of $4.5 million, consisting of a $1.5 million reserve for the risk of non collection on a customer receivable, a related $2.3 million inventory charge and a $0.7 million reserve to complete the program. The net loss was reduced by a $1.0 million cash recovery relating to the previously announced termination of services from a major customer in the Middle East, a reduction in satellite bandwidth obligations and a reduction in selling and marketing expenses. This compares to a net loss of $7.6 million, or $0.60 per diluted share, in the fourth quarter of fiscal 2002, which included a charge of $3.2 million relating to the aforementioned termination of services.

FULL YEAR RESULTS

Revenues for the Company's full year ended June 30, 2003 decreased 37.6% to $54.0 million, compared to $86.6 million in the same period last year. The global economic slowdown in the telecommunications industry, pricing pressures in the marketplace, the penetration of fiber into areas in which the Company has traditionally provided services, the slow adoption of state-of-the-art technologies in the commercial enterprise market, coupled with the previously announced agreements relating to the termination of services from a major customer in the Middle East and the assignment of certain customers pursuant to the modification of the Company's satellite bandwidth obligations, impacted the full year 2003 revenues when compared to the prior year.

The Company's net loss increased by 13.5% to $19.6 million, or $1.56 per diluted share, for the fiscal year ended June 30, 2003. The net loss was driven by the decrease in revenues and pressure on operating

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margins due to the competitive marketplace for telecommunications capital equipment and services. The loss was further impacted by the one-time cost associated with the previously announced agreement with one of the Company's vendors to reduce the future satellite bandwidth obligations, charges related to a major customer, increased insurance premiums and severance payments. This compares to a net loss of $17.3 million, or $1.36 per diluted share, in the fiscal year ended June 30, 2002, which included a charge of $3.2 million relating to the previously mentioned termination of services from a major customer in the Middle East.

MANAGEMENT'S REVIEW OF RESULTS

Commenting on the fourth quarter and fiscal year results, David Hershberg, Chairman and Chief Executive Officer of Globecomm said, "Fiscal 2003 was a period of major transformation for the Company. With another flat year in telecommunications capital spending, the slow adoption of cutting-edge technologies by commercial enterprise companies and disappointing circumstances surrounding a few of our key customers, the Company embarked on a major cost cutting initiative to assure a significant improvement in our financial results in the upcoming fiscal year."

Mr. Hershberg continued, "While we are not pleased by our fiscal 2003 results, we have emerged from this difficult period with a leaner company, improved products and services, and a less competitive landscape primarily resulting from industry consolidation. We are now in a position to improve our financial performance as we enter fiscal 2004 with better visibility and expectations than in the prior year, including significantly less satellite transmission obligations, less fixed expenses and a sounder customer base. Recently, we have been able to penetrate the government market and utilize some of our newly developed service platforms to book additional business. We continue to see an improvement in bookings and proposal activity."

MANAGEMENT'S CURRENT EXPECTATIONS FOR THE FULL YEAR ENDING JUNE 30, 2004

Globecomm currently expects consolidated revenues for the full year ending June 30, 2004 to be in excess of $85 million with improved bottom line results. Quarterly results should improve with diminishing losses or possibly quarterly profits resulting from the anticipated increased revenues and reduced cost structure.

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications, including hardware and software to support a wide range of satellite systems. Its wholly-owned subsidiary, NetSat Express, Inc., provides end-to-end satellite-based Internet solutions, including network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express' customers include communication service providers, multinational corporations, Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong Kong, the United Kingdom and United Arab Emirates.

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For more information contact:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc. Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems Inc.

Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL:  631-231-9800, FAX:  631-231-1557;
Email: info@globecommsystems.com; Web: WWW.GLOBECOMMSYSTEMS.COM.

This press release contains projections or other forward-looking statements regarding future events or the future financial performance of Globecomm Systems, Inc., including but not limited to, the information contained within the sections entitled "Management's Review of Results" and "Management's Current Expectations For The Full Year Ending June 30, 2004." These statements reflect the current beliefs and expectations of the Company. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, whether the Company will begin to see the benefits of certain cost cutting initiatives during the fourth quarter of fiscal 2003 or see the full impact of those initiatives beginning with the Company's first quarter of fiscal 2004, whether the cost cutting measures coupled with the recent bookings and proposal activity will result in a significant improvement in top and bottom-line performance in the next fiscal year beginning July 1, 2003 or whether the Company will meet the revenue projections for fiscal 2004. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements include risks and other factors detailed, from time to time, in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            -Financial tables follow-

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                             GLOBECOMM SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED                        YEARS ENDED
                                                  JUNE 30,          JUNE 30,             JUNE 30,           JUNE 30,
                                                    2003              2002                 2003               2002
                                             ---------------- ------------------    ----------------- --------------------
Revenues from ground segment systems,
   networks and enterprise solutions         $      10,876     $    14,008          $     40,125      $       64,101
Revenues from data communications services           3,170           5,412                13,903              22,478
                                             ----------------- -----------------    ----------------- --------------------
Total revenues                                      14,046          19,420                54,028              86,579
                                             ----------------- -----------------    ----------------- --------------------
Costs and operating expenses:
      Costs from ground segment systems,
        networks and enterprise solutions           12,001          12,443                39,447              57,083
      Costs from data communications
        services                                     3,326           6,486                17,796              26,705
      Selling and marketing                          1,282           1,933                 6,042               6,735
      Research and development                         247             399                   800               1,185
      General and administrative                     2,772           5,468                 9,423              11,970
      Asset impairment charge                           --             237                    --                 237
                                             ----------------- -----------------    ----------------- --------------------
Total costs and operating expenses                  19,628          26,966                73,508             103,915
                                             ----------------- -----------------    ----------------- --------------------
Loss from operations                                (5,582)         (7,546)              (19,480)            (17,336)
Other income (expense):
      Interest income                                   63             163                   422               1,030
      Interest expense                                  --            (236)                 (539)               (957)
                                             ----------------- -----------------    ----------------- --------------------
Net loss                                     $      (5,519)    $    (7,619)         $    (19,597)     $      (17,263)
                                             ================= =================    ================= ====================


Basic and diluted net loss per common share  $       (0.44)    $     (0.60)         $      (1.56)     $        (1.36)
                                             ================= =================    ================= ====================

Weighted-average shares used in the
    calculation of basic and diluted
    net loss per common share                       12,555          12,638                12,565              12,707
                                             ================= =================    ================= ====================

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                             GLOBECOMM SYSTEMS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                       JUNE 30,             JUNE 30,
                                                                                         2003                 2002
                                                                                 --------------------- -------------------
ASSETS
Current assets:
      Cash and cash equivalents                                                  $       22,016        $       38,708
      Restricted cash                                                                       608                   588
      Accounts receivable, net                                                            7,865                14,999
      Inventories                                                                        10,990                 8,594
      Prepaid expenses and other current assets                                           2,040                 1,239
      Deferred income taxes                                                                 125                   138
                                                                                 --------------------- -------------------
Total current assets                                                                     43,644                64,266
Fixed assets, net                                                                        17,536                28,484
Goodwill                                                                                  7,204                 7,204
Other assets                                                                              1,960                   343
                                                                                 --------------------- -------------------
Total assets                                                                     $       70,344        $      100,297
                                                                                 ===================== ===================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                              $       21,604        $       20,564
Capital lease obligation, less current portion                                               --                 9,633
Deferred liabilities, less current portion                                                1,303                 3,060
Total stockholders' equity                                                               47,437                67,040
                                                                                 --------------------- -------------------
Total liabilities and stockholders' equity                                       $       70,344        $      100,297
                                                                                 ===================== ===================

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